UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 24, 2012

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

(855) 449-9642

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.   Changes in Control of Registrant.

On or about July 24, 2012, Mark Pincus, the Chairman, Chief Executive Officer and Chief Product Officer of Zynga Inc. (the “Company”), became the beneficial owner of approximately 50.15% of the total voting power of the Company’s outstanding capital stock as of July 24, 2012. Mr. Pincus’ voting power increased to over 50% of the total voting power of the Company as a result of sales and/or transfers by other stockholders of the Company of Class B Common Stock, which pursuant to the terms of the Company’s Certificate of Incorporation resulted in the conversion of their shares from Class B Common Stock (which is entitled to seven votes per share) to Class A Common Stock (which is entitled to one vote per share), effectively decreasing the voting power percentages of such other stockholders relative to Mr. Pincus. Such change was not the result of any purchase of our capital stock by Mr. Pincus or any other transaction to which Mr. Pincus was a party. As a result of future sales or issuances of capital stock by the Company, and/or exercises, settlements or conversions of options, warrants or restricted stock units, and additional conversions of Class B common stock into shares of Class A common stock, Mr. Pincus’ voting power will fluctuate and may in the future decrease below, and then back above, 50% of the total voting power of the Company.

There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYNGA INC.

Dated: July 25, 2012	By:	/s/ Reginald D. Davis
Reginald D. Davis
Senior Vice President, General Counsel and Secretary